Exhibit 10.4

Amendment to Business Cooperation Agreement

This Amendment to Business Cooperation Agreement (the “Amendment”) is made and entered into as of the 25th day of February 2018, by and between Chongqing Jinghuangtai Enterprise Management and Consulting Co., Ltd., a wholly foreign-owned enterprise registered in China (“Party A”), and Chongqing Penglin Food Co., Ltd., a limited liability company registered in China (“Party B”), all of whom enter this agreement under the following terms and conditions:

WITNESSETH:

WHEREAS, the Business Cooperation Agreement (the “Agreement”) was made and entered in to as of the 9th day of October 2017 by and between Party A and Party B; and

WHEREAS, the former shareholder, Taizhou Qisi Ruilin Investment Management Limited Partnership transferred 0.8%, 0.8%, 0.8% and 0.7% equity of Party B to Mr. Xiaojun Zheng, Ms. Yan Liao, Mr. Xiaolin Cao and Mr. Xinxin Shao, respectively on February 24, 2018.

NOW, THEREFORE, in consideration of, and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Amendments

Second 2 “The Calculation and Payment of the Service Fees” of the Agreement is hereby amended and replaced in its entirety to read as follows:

Both Parties agree that, in consideration of the services provided by Party A, Party B shall pay to Party A the fees (the “Service Fees”) equal to 100% of the after-tax income determined by U.S. GAAP of Party B, provided that upon mutual discussion between the Parties and the prior written consent by Party A, the rate of Service Fees may be adjusted based on the services rendered by Party A in that quarter and the operational needs of Party B. All out-of-pocket expenses (including without limitation the travelling expenses, accommodation, transportation, printing and postage fees etc) that Party A may incur as a result of the provision of the Services hereunder shall be solely borne by Party B. The Service Fees shall be due and payable on a quarterly basis; within 15 working days after the beginning of each quarter, Party B shall (a) deliver to Party A the management accounts and operating statistics of Party B for such quarter, including the after-tax income of Party B during such quarter (the “Quarterly Income”), and (b) pay 100% of such Quarterly Income, or other amount agreed by Party A, to Party A (each such payment, a “Quarterly Payment”). Within ninety (90) days after the end of each fiscal year, Party B shall (a) deliver to Party A audited financial statements of Party B for such fiscal year, which shall be audited and certified by an independent certified public accountant approved by Party A, and (b) pay an amount to Party A equal to the shortfall, if any, of the net income of Party B for such fiscal year, as shown in such audited financial statements, as compared to the aggregate amount of the Quarterly Payments paid by Party B to Party A in such fiscal year. Unless the Parties agree otherwise or the law provides otherwise, the Service Fees payable by Party B hereunder shall not be subject to any deduction or set-off (e.g. bank handling fees etc). The management report, operation data and financial statements provided by Party B shall be true, valid, accurate and complete. If Party A suffers any losses as a result of any defect of the aforesaid documents, Party B shall be fully responsible for such losses. In the event that Party B’s payment obligation hereunder is reduced or released because of the provision by Party B of any fraudulent materials to Party A, Party B hereby irrevocably undertakes to compensate Party A accordingly for the amount so reduced or released.

If Party B is operating at losses determined by U.S. GAAP when Party B is obligated to pay the Services fees to Party A , Party A needs to absorb Party B’s losses and be responsible and required to reimbursement Party B for those losses.”

2.	Effect of Amendment. The provisions of the Agreement are amended and modified by the provisions of this Amendment. If any provision of the Agreement is materially different from or inconsistent with any provision of this Amendment, the provision of this Amendment shall control, and the provision of the Agreement shall, to the extent of such difference or inconsistency, be disregarded. Except as expressly provided in this Amendment, all of the terms and provisions in the Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. For the avoidance of doubt, and notwithstanding anything in this Amendment, to the extent any of the provisions of this Amendment, or any of the matters contemplated hereby, conflict with, or require (or are subject to) disclosure by the parties pursuant to the Agreement, or if any such non-disclosure or any other term of this Amendment would constitute an inaccuracy or breach of any of the representations, warranties or covenants of the parties in the Agreement, such conflict, requirement or breach is hereby waived.

3.	Single Agreement. This Amendment and the Agreement, as amended and modified by the provisions of this Amendment, shall constitute and shall be construed as a single agreement. The provisions of the Agreement, as amended and modified by the provisions of this Amendment, are incorporated herein by this reference and are ratified and affirmed. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as previously amended and as amended hereby.

4.	Entire Agreement. The Agreement, as amended and modified by this Amendment, and the documents or instruments referenced herein, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

5.	Miscellaneous. Other sections of the Agreement are hereby incorporated herein by reference and apply to this Amendment as if all references to the “Agreement” contained therein were instead references to this Amendment.

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[Signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Party A:	Chongqing Jinghuangtai Enterprise Management and Consulting Co., Ltd.

By:	/s/ Zeshu Dai
Name:	Zeshu Dai
Title:	Legal Representative

Party B:	Chongqing Penglin Food Co., Ltd.

By:	/s/ Zeshu Dai
Name:	Zeshu Dai
Title:	Legal Representative